UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 2, 2008

Meta Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22140	42-1406262
(State or other jurisdiction of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

121 East Fifth Street, Storm Lake, IA 50588
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (712) 732-4117

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 1                Registrant’s Business and Operations

Item 1.01                Entry into a Material Definitive Agreement

On October 2, 2008 the Registrant’s subsidiary, MetaBank, reached a settlement with Home Federal Bank on the matter of Home Federal Bank v. MetaBank (Civ. No. 06-2230).  This action was the last outstanding lawsuit, dating back to June 2006, relating to a series of loans to the Dan Nelson-related entities SNAG and SDAC by MetaBank and a group of participant banks.  Settlements with the participant banks First Premier Bank, North American Banking Company, First Midwest-Deerfield Branches, and Mid-Country Bank on the matter of First Premier Bank, North American Banking Company, First Midwest-Deerfield Branches, and Mid-Country Bank (Civ. No. 06-4114) were reached in July and August 2008.  As a result of the Home Federal settlement, on a pro rated basis net of previously established reserves and insurance proceeds already collected, the net effect on the Registrant is a charge of $1.0 million.  As a result of all these settlements, the Company expects to record a final charge of approximately $2.1 million ($1.3 million after taxes), including legal expenses and after insurance claims and reserves are accounted for.

After this item and the item described in Item 2.06 below are recorded, MetaBank remains well-capitalized.

Section 2                Financial Information

Item 2.06                Material Impairments

As disclosed in the Registrant’s 10-Q for the period ending June 30, 2008, the Company had learned that a borrower of the Bank had likely participated in a fraud on the Bank and other banks.  On October 8, 2008, the Bank’s investigation of the fraud, loans and advances to the borrower, the collateral underlying the loan, and insurance coverage leads it to conclude that it is appropriate to establish a reserve for loan losses at September 30, 2008 of $1.8 million (approximately $1.1 million after taxes).  It is anticipated that future cash expenditures related to this matter will be less than $100,000.

After this item and the item described above in Item 1.01 are recorded, MetaBank remains well-capitalized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

META FINANCIAL GROUP, INC.

	By:	/s/ David W. Leedom
David W. Leedom
Senior Vice President, Secretary, Treasurer,
and Chief Financial Officer

Dated: October 8, 2008